Exhibit 10.39

EXECUTION VERSION

THIS AGREEMENT SHALL ONLY CONSTITUTE A BINDING AGREEMENT WHEN

FULLY SIGNED BY ALL PARTIES AND EXCHANGED BETWEEN THEM.

STRATEGIC COLLABORATION AGREEMENT

This Strategic Collaboration Agreement (this “Agreement”) is entered into this 18th day of October, 2015, and is by and among, on the one hand, Weight Watchers International Inc., a Virginia corporation, having an address at 675 Avenue of the Americas, 6TH Floor, New York, New York 10010 (“WW”); and Oprah Winfrey, an individual having a mailing address at c/o Harpo, Inc. 1041 North Formosa Avenue, West Hollywood, CA 90046 (“OW”)”. Each of WW and OW is referred to herein as a “Party” and, collectively, as the “Parties”.

Statement

WHEREAS, WW is a worldwide business offering services and products to help individuals safely lose weight and maintain a healthy weight;

WHEREAS, WW is the worldwide owner of the trademarks and service marks listed in Exhibit A, annexed hereto and made a part hereof, for diet, weight loss and weight maintenance programs, products and services (the “WW Marks”);

WHEREAS, OW is an internationally well-known media proprietor, talk show host, actress, producer, and philanthropist, the owner of the OW Image (as defined herein),

WHEREAS, Harpo, Inc., an entity wholly owned by OW, is the owner of the trademarks and service marks listed in Exhibit B, annexed hereto and made a part hereof and OW Licensing Company, LLC, an entity wholly owned by OW, is the owner of rights of publicity associated with OW (collectively, said trademarks, service marks and rights of publicity are collectively referred to as the “Oprah Marks”), and OW hereunder acts on behalf of Harpo. Inc. and OW Licensing Company, LLC for all matters related to the Oprah Marks;

WHEREAS, immediately prior hereto or simultaneously herewith, the Parties have entered into or are entering into that certain Term Sheet for Consulting Stock Option Awards and that certain Share Purchase Agreement, among other related agreements (collectively, the “Other Agreements”), as the case may be, all on the terms and conditions set forth in greater detail in the Other Agreements;

WHEREAS, incident to the Other Agreements, the Parties are entering into this Agreement, pursuant to which (i) WW will grant to OW the right to use one or more of the WW Marks, (ii) OW will grant to WW the right to use one or more of the Oprah Marks and the OW Image, and (iii) OW will provide to WW (and its designees, including direct and indirect subsidiaries) certain services, and the Parties will collaborate with each other; in each case, all on the terms, conditions and limitations specifically set forth herein;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in the Other Agreements, and for other good and valuable consideration, the exchange and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Certain Definitions.

1.1	“Advertising Channels” means all media, now known or hereinafter devised, including but not limited to, television, radio, print, outdoor, b-roll video, Internet, interaction with the press and media, stores and meeting rooms, WW’s websites, third party websites, and public and investor relations, social media platforms (including Facebook, Twitter, Instagram, YouTube, Pinterest, and similar media now known or hereinafter developed), in flight, direct to consumer, jumbotrons, sales films, internal, corporate and industrial uses, meetings or events sponsored and/or attended by WW, electronic, digital, mobile, including personal handheld devices (e.g., tablets, iPads and similar devices), and consumer and trade print.

1.2	“Losses” means losses, claims, causes of action, demands, damages, obligations, penalties, fines, suits, assessments, judgments, liabilities, costs or expenses whatsoever (including reasonable attorneys’ fees, including any incurred in enforcement of any provision of this Agreement).

1.3	“Marks” means, as used in each instance, either the WW Marks or the Oprah Marks.

1.4	“Materials” means all tangible materials disseminated by or through any one or more of the Advertising Channels, including, without limitation, programs, program materials, press materials, printed materials, press kits, news releases, filmed or recorded interviews, books, recipes, newsletters/columns, web site content, software applications, b-roll footage, scripts, story boards, advertising, promotional materials, commercials, videos, photographs, catalogs, packages, point of sale displays, posters, sound recordings, voice-overs, artwork, coloration, packaging, designs, graphics, labels, boxes, bags, tags, wrappers, cartons, containers, wrapping, and any and all other visual and oral content, created hereunder.

1.5	“OW Image” means OW’s name (in whole or in part), image, photograph, likeness, statement, persona, voice, signature, endorsement, and biography.

1.6	“Oprah Marks” shall have the meaning set forth in the preamble.

1.7	“Permitted Uses” means the right to use, publish, transmit, license, disseminate, distribute and otherwise exploit the WW Marks, the Oprah Marks, and the OW Image, on or in connection with Materials disseminated in and through the Advertising Channels, in each case, on the terms, conditions and limitations set forth herein.

1.8	“Weight Management Products” means any business, program, products, services or endeavor related to diet, weight loss or weight management activities.

1.9	“Weight Watchers Programs” means the Weight Management Products and other similar or related programs, products, services and regimes designed, defined, marketed or adopted by WW, as may be developed, modified, and amended by WW, in its sole discretion, from time to time.

1.10	“WW Marks” shall have the meaning set forth in the preamble.

2.	Grants.

2.1	Reciprocal Grant of Rights.

2.1.1.	OW hereby grants to WW the right and license to make all Permitted Uses of the Oprah Marks (pursuant to a royalty-free license to OW from Harpo, Inc. and OW Licensing Company, LLC) for and in connection with the Weight Watchers Programs, collaborating with OW in the enhancement of the Weight Watchers Programs and in connection with supporting and promoting WW, in each case, subject to OW’s prior review and approval, as set forth herein.

2.1.2.	OW hereby grants to WW the right and license to make all Permitted Uses of the OW Image (pursuant to a royalty-free license to OW from Harpo, Inc. and OW Licensing Company, LLC) for and in connection with the Weight Watchers Programs, collaborating with OW in the enhancement of the Weight Watchers Programs, and in connection with supporting and promoting WW, in each case, subject to OW’s prior review and approval, as set forth herein.

2.1.3.	WW hereby grants to OW the right and license to make all Permitted Uses of the WW Marks for and in connection with promoting the Weight Watchers Programs, collaborating with WW in the enhancement of the Weight Watchers Programs, in connection with performing any or all of the services (as set forth herein), and in connection with supporting and promoting WW, in each case, subject to WW’s prior review and approval, as set forth herein.

2.1.4.	All Permitted Uses in Materials of each and all of the Oprah Marks and the OW Image shall be submitted to OW (or her specified designee, who shall act on her behalf and be subject to all obligations of confidentiality with respect to the Confidential Information (as defined herein)) for prior review and approval. Either approval or disapproval (which must include all reasons for disapproval and the means to address them) shall be provided in writing as soon as commercially practicable. All re-submissions shall likewise be addressed as soon as commercially practicable. All Materials not approved in writing shall be deemed disapproved.

2.1.5.	All Permitted Uses in Materials of the WW Marks shall be submitted to WW for prior review and approval. Either approval or disapproval (which must include all reasons for disapproval and the means to address them) shall be provided in writing as soon as commercially practicable. All re-submissions shall likewise be addressed as soon as commercially practicable. All Materials not approved in writing shall be deemed disapproved.

2.1.6.	For the avoidance of doubt, WW shall have the right to use and refer, without OW’s prior approval under this Agreement, to any one or more of the Oprah Marks and the OW Image in connection with discharging any of WW’s responsibilities for making any public disclosures, public or governmental filings, and otherwise to comply with any law, rule, regulation or requirement applicable to WW, as WW deems reasonably necessary in its public company reporting. Notwithstanding the foregoing, WW shall exercise all reasonable efforts to consult in advance with OW with respect to the use of the Oprah Marks and the OW Image for such public company reporting, and to consider in good faith OW’s comments with respect thereto.

2.2	Collaboration and Consulting Services.

2.2.1.	OW and WW will collaborate with each other towards the mutual objective of advancing and promoting the Weight Watchers Programs and WW, and in connection therewith, OW shall consult with WW and provide the services described herein (including making appearances, as described below), and shall consult with WW and participate in developing, planning, executing and enhancing the Weight Watchers Programs and related initiatives. In connection therewith, OW (and her designated staff, which shall act on her behalf and subject to all obligations of confidentiality with respect to the Confidential Information hereunder) shall consult and participate in the design, creation, planning, execution of creative strategy, development of the Materials and Advertising Channels, and the related execution of the consumer experience in connection with the Weight Watchers Programs.

2.2.2.	In connection with such collaboration, OW shall participate in the development and execution of the 2016 Weight Watchers Program (including Materials); provided, however, that the Parties acknowledge that such collaboration is already ongoing with respect to the 2016 Weight Watchers Program, which is intended to launch in December 2015.

2.2.3.	At OW’s request, the CEO of WW shall be available to make any in-person presentation and “top to bottom” review and presentation of WW’s activities and results no less frequently than quarterly in each annual period.

2.2.4.	OW shall be a member of the Weight Watchers Programs and shall be available to make personal appearances on behalf of WW, and participate in activities such as appearing in advertisements and promotions, as OW determines appropriate and as the Parties may mutually agree, subject to OW’s availability, as applicable.

2.2.5.	In the event that OW (or OW’s designee if such designee shall have been requested by WW) is required to travel in connection with providing the services under this Agreement, the Parties will discuss and agree upon, in advance, all travel and accommodations required by OW (or, as applicable, her designee), and the amount of any costs or fees, if any, to be borne by WW in connection therewith. Any and all travel plans, costs, fees and responsibilities shall be only as mutually agreed between the Parties. For the avoidance of doubt, any such travel obligations, costs or fees for the same for OW shall be separate and apart from any such travel required for participation on WW’s Board.

2.2.6.	OW shall use all reasonable efforts, in her discretion, to make reference to and be publicly supportive of WW and the Weight Watchers Programs. Any public statements by OW regarding diet, weight loss or weight management shall be consistent with any of the Weight Watchers Programs.

3.	Term.

3.1	Initial Term. The term of this Agreement shall commence upon the full execution and exchange of this Agreement, and shall continue for an initial term of five (5) years, (the “Initial Term”), unless sooner terminated as provided herein.

3.2	Renewal Term. This Agreement shall be automatically renewed and extended, for successive additional periods of one (1) year, each commencing upon the expiration of the Initial Term (each a “Renewal Term”, and together, the “Renewal Terms”), until such time as (i) either WW or OW provides the other Party with no less than six (6) months written notice of its intent not to extend this Agreement for the next Renewal Term, in which case, this Agreement shall terminate and expire at the end of the Initial Term or the then-current Renewal Term, or (ii) this Agreement is not otherwise sooner terminated in accordance with its terms. All terms and conditions of this Agreement shall remain in full force and effect for the Renewal Terms, if any, unless OW and WW mutually agree otherwise in writing signed by or on behalf of all such Parties and exchanged between them. The Initial Term, together with any Renewal Terms, shall constitute the “Term.”

3.3

No Usage after the Term; Run-Off. Upon expiration or termination of this Agreement, it is understood that WW shall have no further right to continue to create, use or disseminate Materials incorporating the Oprah Marks or the OW Image; provided, however, that (i) in the event of the expiration of this Agreement pursuant to Section 3.2 hereof, WW shall have the right to continue to use and disseminate printed Materials incorporating the Oprah Marks or the OW Image existing as of such date through all Advertising Channels for the remainder of the then-current calendar year, and (ii) in the event of other termination of this Agreement, WW shall have the right to continue to use and disseminate printed Materials incorporating the Oprah Marks or the OW Image existing as of such date through all Advertising Channels for a period that shall be the longer of (a) six (6) months from the date of written notice, and (b) from the date of such written notice through the remainder of the then-current calendar year (in each case, the “Run-Off Period”). WW will not create any new printed Materials using the Oprah Marks or the OW Image during the Run-Off Period. The Parties confirm that after the expiration or termination of this Agreement, any continued use by third parties of any such Materials that were already disseminated by or on behalf of WW in accordance with this Agreement shall not constitute a breach by WW hereunder, however WW shall use good faith efforts to remove and destroy such Materials, subject to any applicable Run-Off Period. Notwithstanding anything to the contrary contained herein, WW may continue to retain in its archival files any materials incorporating one or more of the Oprah Marks and the OW Image, including the Materials, but no further use may be made thereafter without OW’s written approval. Nothing herein shall prevent WW from using or re-using, in perpetuity and without limitation, any Materials where the Oprah Marks and OW Image, as applicable, have been removed.

3.4	Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate and expire in the event of the failure of the Closing Date (as such term is defined in the Other Agreements) to occur prior to November 18, 2015.

4.	Non-Competition.

4.1	Other Products. During the Term of this Agreement, OW agrees not to provide to any person or entity other than WW any right or license to use or otherwise exploit the Oprah Marks and the OW Image for or in connection with any weight loss programs or weight maintenance programs other than the Weight Watchers Programs. For purposes of clarity, and as examples only and without limitation, OW shall have no restriction of any kind with respect to speeches, seminars, tours, books, television programs, digital information, endorsements, social media, or any other media offerings, activities, or endeavors of any kind, now or hereafter known, which are authored or created by OW or under OW’s authority, or which utilize Oprah Marks or the OW Image, with respect to diet, healthy living, spirituality, faith, recipes, cooking, lifestyle, foods and food products provided however that to the extent weight loss or weight management is relevant to any such activities, OW may freely address issues of weight loss and weight maintenance, so long as OW does not endorse or advocate for weight loss or weight maintenance approaches other than Weight Watchers Programs.

4.2

Competitive Restrictions. During the Term of this Agreement, and one (1) year after the expiration or termination of this Agreement, neither OW nor its designees, directly or indirectly, (whether individually or as an owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any other capacity whatsoever), shall engage in (or induce or solicit any third party to engage in), any Weight Management Products other than the Weight Watchers Programs.

5.	Non-Disparagement; Ownership.

5.1	Non-Disparagement. Each Party acknowledges the value and goodwill associated with the other Party’s Marks and agrees that it will use and refer to the other Party’s Marks in a manner designed to protect and enhance the reputation and integrity of such Marks and, as applicable, the OW Image. Each Party shall not exercise the rights granted under this Agreement in any manner that would dilute, denigrate or otherwise diminish the value, the goodwill or the reputation associated with the other Party’s Marks or, as applicable, the OW Image. No Party will make any statements or comments of a defamatory or disparaging nature to third parties regarding the other Party or its officers, directors, personnel, shareholders, services or products. To the extent any rights in and to the either Party’s Marks are deemed to accrue to the other Party, as a matter of law or otherwise, each Party hereby assigns any and all such rights in and to the other Party’s Marks, at such time as they may be deemed to accrue, including all related goodwill, to the other Party, as applicable.

5.2	Ownership of the WW Marks. OW acknowledges and agrees that WW owns exclusively all of the intellectual property rights and all other right, title and interest in and to the WW Marks and the goodwill pertaining thereto, and that all rights, including any ownership interests, accruing from use by OW (or any of its designees) accrues exclusively to WW. OW agrees that it shall not, at any time during the Term of this Agreement or after its expiration or termination, contest the validity of WW’s ownership of or ability to control the WW Marks. OW acknowledges and agrees that its right to use the WW Marks derives solely from this Agreement and is limited to the uses expressly permitted hereunder, all solely pursuant to and in compliance with this Agreement, and that OW will not obtain any additional right, title or interest in or to any of the WW Marks by reason of its licensed use.

5.3	Ownership of the Oprah Marks. WW acknowledges and agrees that OW ( or its related entities) owns exclusively all of the intellectual property rights and all other right, title and interest in and to the Oprah Marks and the goodwill pertaining thereto, and that all rights, including any ownership interests, accruing from use by WW (or any of its designees, including direct and indirect subsidiaries) accrues exclusively to OW ( or its related entities). WW agrees that it shall not, at any time during the Term of this Agreement or after its expiration or termination, contest the validity of OW’s or its related entities’ ownership of or ability to control the Oprah Marks. WW acknowledges and agrees that its right to use the Oprah Marks derives solely from this Agreement and is limited to the uses expressly permitted hereunder, all solely pursuant to and in compliance with this Agreement, and that WW will not obtain any additional right, title or interest in or to any of the Oprah Marks by reason of its licensed use.

5.4	Ownership of Newly Developed Names or Marks. In the event that, as part of the collaboration among the Parties described herein, one or more new names or marks is developed (whether or not actually used) (the “New Names”), such New Names shall be owned by and shall be the sole and exclusive property of WW (or its designees, including direct and indirect subsidiaries); and WW shall have the right to register and claim the New Names in any manner, in any form and in any country, in its own name; provided, however, that any New Names shall thereupon be added to and included within the definition of WW Marks hereunder (and subject to the license to OW hereunder) during the Term. Notwithstanding the foregoing, unless OW shall provide written approval, no use of the Oprah Marks or OW Image, nor any reference to OW indirectly without use of the Oprah Marks or OW Image, may be included in any New Names.

5.5	Ownership of New Programs. In the event that, as part of the collaboration among the Parties described herein, enhancements are made, new features are added, or new plans introduced as Weight Watchers Programs (the “New Programs”), such New Programs shall be owned by and be the sole and exclusive property of WW (or its designees, including direct and indirect subsidiaries); and WW shall have the right to register and claim any proprietary protection (including patents, trademarks, copyrights and trade secrets) in the New Programs in its own name (or in the name of its designees, including direct and indirect subsidiaries); provided, however, that any New Programs shall be added to and included in the definition of the Weight Watchers Programs hereunder. Notwithstanding the foregoing, unless OW shall provide written approval, no use of the Oprah Marks or OW Image, nor any reference to OW indirectly without use of the Oprah Marks or OW Image, may be included in any New Programs.

5.6

Ownership of Materials. Any trademarks, service marks, trade secrets, trade names, copyrights, design rights, patents or similar proprietary right that may be created in or in connection with any Materials (including in connection with any New Names or New Programs), or otherwise under this Agreement, shall be the sole property of WW. OW shall do any and all acts reasonably required by WW to confirm such ownership by WW and to preserve, maintain, protect and enforce said rights, at WW’s cost. WW shall own, from inception, all Materials, and OW agrees to provide any and all confirmation in writing as reasonably requested by or on behalf of WW to confirm such ownership by WW. All Materials that qualify for treatment as “works made for hire” within the meaning of 17 U.S.C. Section 101, shall be treated as such for the benefit of WW. To the extent that any portion of such Materials is not a work made for hire, OW hereby completely, irrevocably and without reservation assigns to WW, all right, title and interest in and to such portion of the Materials, as well as all related copyright, patent, trade secret and other proprietary rights therein. WW shall have the full and unfettered right to secure copyright and trademark registrations in its own name for the Materials and any versions or revisions thereof. Notwithstanding the foregoing, in the event such Materials, with OW’s written approval, include the Oprah Marks or OW Image, WW shall not hereby claim any right or ownership in any of the Oprah Marks or the OW Image, and OW (or its designee) shall own all right, title and interest in the Oprah Marks and the OW Image.

5.7	OW shall execute and deliver and any all written instruments reasonably requested by or on behalf of WW to confirm the ownership of any New Names and New Programs by WW (or its designees, including direct and indirect subsidiaries).

6.	Effect of Expiration.

6.1.1.	Upon expiration or termination, each Party shall immediately discontinue all use of the other Party’s Marks and any variation or simulation thereof, subject to Section 3.3 hereof.

6.1.2.	OW (or its designee) shall either (i) deliver to WW (or its designee) free of charge, all materials supplied to OW from WW, (ii) all Materials bearing or incorporating any WW Marks, (iii) all of WW’s Confidential Information, and (iv) at WW’s option, destroy all such materials and deliver written confirmation of such destruction.

6.1.3.	WW (or its designee) shall either (i) deliver to OW (or its designee) free of charge, all materials supplied to WW from OW, (ii) all Materials bearing or incorporating any Oprah Marks, (iii) all of Oprah’s Confidential Information, and (iv) at OW’s option, destroy all such materials and deliver written confirmation of such destruction, in each case, subject only to Section 3.3. hereof.

7.	Representation and Warranties.

7.1	Representations of OW. OW represents and warrants that (a) OW is not nor will she be subject to any obligation, legal disability or restriction which will or might prevent OW from fully complying with their respective obligations hereunder or which will create any liability on the part of WW; (b) the performance by each of OW of her obligations hereunder will not violate any agreement nor be inconsistent with any other obligation of OW, or infringe upon or violate the rights of any third parties; (c) OW will ensure that Harpo, Inc. and OW Licensing Company, LLC will not act in any manner that compromises or is inconsistent with OW’s obligations with respect to the use of the Oprah Marks and the OW Image under this Agreement, and (d) OW shall not make any public statement regarding, or endorsement of, WW, the WW Marks or the Weight Watchers Programs in a manner where such statement or endorsement (i) is false or misleading, (ii) fails to properly disclose (as required by law and using substantially the terms provided by WW, if any) OW’s relationship to WW, the WW Marks, or the Weight Watchers Programs, as applicable, or (iii) is otherwise in violation of applicable law, regulation or regulatory guidelines, including without limitation, the FTC Guides Concerning the Use of Endorsements and Testimonials in Advertising.

7.2	Representations of WW. WW represents and warrants that (a) WW is not nor will WW be subject to any obligation, legal disability or restriction which will or might prevent WW from fully complying with its obligations hereunder or which will create any liability on the part of OW; (b) the performance by WW of its obligations hereunder will not violate any agreement nor be inconsistent with any other obligation of WW, or infringe upon or violate the rights of any third parties; and (c) WW shall not make any public statement regarding, or endorsement of, OW, the Oprah Marks or the OW Image in a manner where such statement or endorsement (i) is false or misleading, (ii) fails to properly disclose (as required by law and using substantially the terms provided by WW, if any) WW’s relationship to OW, the Oprah Marks or the OW Image, as applicable, or (iii) is otherwise in violation of applicable law, regulation or regulatory guidelines, including without limitation, the FTC Guides Concerning the Use of Endorsements and Testimonials in Advertising.

7.3	Commissions. OW represents and warrants that WW shall not be under any obligation for the payment of any commissions to any agents or brokers on account of this Agreement or the services to be rendered by OW hereunder.

8.	Indemnification.

8.1	WW shall indemnify, defend and hold harmless OW and its past, current and future parents, subsidiaries, affiliates, officers, directors, principals, employees, attorneys, agents and representatives, and their respective predecessors, successors and assigns individually and in the aggregate, from and against and in respect of any and all Losses, to the fullest extent permitted by law for which they or any of them may become liable, arising out of or resulting from (i) the falsity or inaccuracy of any material representation or warranty made by WW herein, (ii) the use of any of the WW Marks in accordance with the terms herein, (iii) the negligence or willful misconduct of WW or (iv) any use, advertising or promotion of the Weight Watchers Programs.

8.2	OW shall indemnify, defend and hold harmless WW and its past, current and future parents, subsidiaries, affiliates, officers, directors, principals, employees, attorneys, agents and representatives, and their respective predecessors, successors and assigns individually and in the aggregate, from and against and in respect of any and all Losses, to the fullest extent permitted by law for which they or any of them may become liable, arising out of or resulting from (i) the falsity or inaccuracy of any material representation or warranty made by OW herein, (ii) the use of the Oprah Marks in accordance with the terms herein, (iii) the use of the OW Image in accordance with the terms herein, and (iv) the negligence or willful misconduct of OW.

8.3	If any person or entity asserts any notice, claim, proceeding, or brings any suit or action for which WW, on the one hand, and OW, on the other hand (each an “Indemnifying Party”) may be required to indemnify the other such Party (including their current and future parents, affiliates, and subsidiary companies) (the “Indemnified Party”) under Section 8.1 or 8.2, the Indemnified Party promptly shall notify the Indemnifying Party of such claim or suit. The Indemnifying Party, upon receipt of such notice, shall undertake in conjunction with the Indemnified Party (if the Indemnified Party desires) the defense of such suit or the settlement of any such claim at the Indemnifying Party’s own cost and expense. The Indemnifying Party shall have the right to control at any time on its own behalf, the settlement or defense of any such notice, claim, proceeding, suit or action with its own counsel and at its own expense; provided however, that nothing shall preclude the Indemnified Party from also retaining counsel of its choice at its sole expense. Under no circumstances shall the Indemnifying Party settle, compromise, or otherwise enter into any agreement regarding the disposition of any such claims without the prior written consent and approval of the Indemnified Party, which shall not be unreasonably withheld or delayed.

9.	Jurisdiction, Governing Law.

9.1	Governing Law. This Agreement and all claims (including without limitation claims based in contract, statute or tort) arising out of or relating to this Agreement, its interpretation, validity and enforcement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York applicable to contracts made, and to be performed wholly, in the State of New York. All disputes between OW, on the one hand, and WW, on the other, shall be addressed and adjudicated in federal district court for the Southern District of New York in New York City (New York County) and the Parties hereby waive any objection either could raise with respect to convenience, suitability or appropriateness of such forum.

10.	Miscellaneous.

10.1	Notices. All notices, requests, consent, demands (including service of process), approvals and other communications hereunder shall be deemed to have been duly given, made or served if in writing and delivered personally or sent by overnight carrier or by e-mail transmission with receipt confirmed, to the respective parties to this Agreement as follows:

If to OW:

c/o Harpo, Inc.

1041 North Formosa Avenue

West Hollywood, CA 90046

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

(212) 407-4000

Attn: Marc Chamlin, Esq.

mchamlin@loeb.com

If to WW:

Weight Watchers International, Inc.

675 Avenue of the Americas, 6TH Floor

New York NY 10010

Telephone: (212) 817-4277

Attn: General Counsel

E-Mail: michael.colosi@weightwatchers.com

with a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Telephone: (212) 940-8800

Attn: Karen Artz Ash, Esq.

E-Mail: karen.ash@kattenlaw.com

10.2	Relationship of Parties. Nothing herein contained shall be deemed to create under this Agreement an agency, joint venture, partnership or franchise relationship between WW, on the one hand, and OW, on the other hand. OW acknowledges that OW (including each of her designees) are independent contractors, and are not agents or employees of WW, are not entitled to any WW employment rights or benefits and are not authorized to act on behalf of WW. OW shall be solely responsible for any and all tax obligations of OW, including but not limited to, all city, state and federal income taxes, social security tax and other self-employment taxes incurred by OW, and WW shall not be responsible for withholding any such taxes.

10.3	Assignability. This Agreement is of a personal nature with respect to OW, and therefore, neither this Agreement nor any of the rights, obligations, and commitments of OW hereunder may be sublicensed, granted, assigned, transferred or encumbered. Nothing herein, however, shall affect WW’s rights to assign, transfer, or otherwise encumber this Agreement or any of its rights hereunder in its sole discretion, provided that WW’s obligations shall continue to remain in full force hereunder and no such assignment shall grant or permit the right to use the Oprah Marks and OW Image except in accordance with the terms hereof and only with respect to the Weight Watchers Programs as approved hereunder by OW. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon OW and WW, respectively, and their permitted successors, assigns and heirs.

10.4	Public Announcements Concerning this Agreement. All press releases or other written public communications of any sort relating to this Agreement and the consummation of the transactions contemplated hereby, or any transactions arising therefrom, will be subject to the prior written mutual approval of the Parties; provided, however, that nothing herein will prevent WW (including its designees, including direct and indirect subsidiaries) from making public announcements, releases or disclosures to the extent required to comply with the requirements of any law, rule, regulation or any listing agreement with any securities exchange or, as WW may otherwise deem necessary as a publicly traded company.

10.5	Confidential Information. OW acknowledges that all information relating to the business and operations of WW which is disclosed to one or both of them, or which one or both of them acquires, during the Term of this Agreement, including without limitation, any data, programs, campaigns, materials, records, papers, documents, questions, guides, transcripts, findings, studies, databases, surveys, results, presentations, reports, analyses, customer, client or user information, experience, formulae, methods, processes, techniques, strategies and business plans are valuable, proprietary information of WW (“Confidential Information”). For purposes of this Section, all recipes, formulations, specifications, costs, expenses, projected and actual sales, communications, advertising and promotional strategies and business plans for marketing the Weight Watchers Programs developed by WW or in collaboration with OW in contemplation of and during the continuance of this Agreement shall be considered Confidential Information owned by WW. OW acknowledges the need to preserve the secrecy and confidentiality of the Confidential Information, during and after the termination or expiration of this Agreement and neither shall disclose or use, directly or indirectly, the Confidential Information for any purpose other than the performance of its obligations under this Agreement. OW (and her designees) shall handle and protect Confidential Information with the same degree of care that it applies to its own Confidential Information, but in no event less than reasonable care. OW agrees to restrict the disclosure of Confidential Information to those of her representatives having a need to know and to ensure that any such representative who has access to the Confidential Information comply with the terms and conditions of this Agreement in the same manner as they are bound hereby, or by a separate written agreement with terms at least as protective of the Confidential Information as this Agreement. The obligation of confidentiality set forth herein shall not apply to information which (a) was publicly available at the time of the disclosure to the receiving Party; (b) subsequently becomes publicly available through no fault of the receiving Party; (c) is rightfully acquired by the receiving Party from a third party who is not in breach of a confidential obligation with regard to such information; (d) is independently known by the receiving party whether prior to or during the Term of this Agreement; or (e) is disclosed with the written consent of WW.

10.6	Entire Agreement. This Agreement (including the preamble statements and exhibits annexed hereto, all of which constitute operative provisions of this

Agreement) constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior oral and written understandings and agreements relating thereto; and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, except in a writing signed by all Parties hereto and exchanged between them. There are no other representations, undertakings, warranties, promises or consideration made by any Party hereto to the other with respect to the subject matter of this Agreement, except as expressly specified herein. Any discrepancy between this Agreement and any of the Other Agreements with respect to the subject matter of this Agreement shall be governed and controlled by this Agreement; provided, however, that any right relating to OW’s position as a member of the Board of WW shall be governed and controlled by the Other Agreements and nothing in this Agreement shall prevent OW from enforcing her rights under the Other Agreements as they relate to this Agreement.

10.7	Severability. If any provision or any portion of any provision of this Agreement or the application thereof to any person or entity or circumstance shall be held void, invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall continue in full force and effect.

10.8	Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

10.8.1.	the headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

10.8.2.	the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

10.8.3.	the words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and

10.8.4.	as between OW and WW, the Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

10.9	No Third Party Beneficiaries. Except as specifically provided herein, there are no third party beneficiaries to this Agreement.

10.10	All Approvals In Writing by OW and WW. Notwithstanding anything to the contrary contained herein, all approvals to be given by OW and WW, respectively, hereunder shall only be deemed given if given in writing, irrespective of whether so expressly stated as required hereunder.

10.11	No Election of Remedies. As between OW and WW, either Party’s failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that party’s right to assert or rely upon the terms and conditions of this Agreement, nor an election of available remedies. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving party. As between OW and WW, each Party reserves the right to seek all remedies, in law or equity, available to it as a result of the material uncured breach of this Agreement by the other Party.

10.12	Survival. All provisions herein, which by their nature, would address matters that might arise at a date subsequent to the expiration or termination of this Agreement, shall survive such expiration or termination.

10.13	Non-Solicitation. Each of WW, on the one hand, and OW, on the other hand, agree that during the Term and for a period of one (1) year thereafter, it will not directly or indirectly, for itself or for the benefit of others, solicit any key employee of the other to terminate his or her employment or hire any key employee of the other for a period of one (1) year following the termination of said employee’s employment.

10.14	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original, and such counterparts shall constitute a single document. The parties may also exchange signatures (in counterparts) by facsimile or e-mail transmission, which signatures are deemed to be original, valid and binding (once fully executed and exchanged).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL INC.

By:	/s/ James R. Chambers
Name: James R. Chambers Title: Chief Executive Officer

OPRAH WINFREY

By:	/s/ Oprah Winfrey
Name: Oprah Winfrey

Exhibit A

WW Marks

WEIGHT WATCHERS and such other related trademarks and service marks as may be authorized by WW.

Exhibit B

Oprah Marks

OPRAH, OPRAH WINFREY and such other related trademarks and service marks as may be authorized by OW.